Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated March 31, 2010,  on our audits of the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2009 and for the year ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008, which is incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement on Form S-11.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
November 4, 2011